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                                                                 EXHIBIT 10.17

[PORTABLE SOFTWARE LETTERHEAD]

December 5, 1996

Mr. Fred Ingham
2961 Linden Avenue
Berkeley, CA 94705

Dear Fred:

Portable Software Corporation (the "Company" or "Portable") is pleased to offer you the position of Vice President, Business Development, reporting to Steve Singh, President and Chief Executive Officer. Following is a summary of the compensation and benefits which are included in our offer:

Compensation: $4,458.34 per semi-monthly pay period. There are 24 pay periods in a year.

Bonus Plan: You will be eligible to participate in a bonus plan, similar to the other members of the Executive Staff. This bonus plan is designed to allow you to earn up to and additional $21,400 (20% of base salary) if the Company achieves its revenue budget for FY97. As is the case with all the Company's bonus plans, your plan is subject to change, at any time, at the Company's discretion.

Relocation: Our offer includes the following relocation assistance. Actual relocation expenses for you and your family to relocate to the Seattle area (including airfare or mileage plus travel expenses if you choose to drive); the reasonable cost of moving your household goods and 1 (one) automobile from the Bay Area; and temporary housing expenses (i.e. rent) up to a maximum of 3 months until you find a permanent residence in the Seattle area. In addition, Portable will incur the reasonable cost of a 4 day house-hunting trip for you and your spouse in the Seattle area. In the unlikely event that you voluntarily terminate employment with Portable Software within twelve (12) months of your start date, you agree to reimburse the Company for all relocation expenses incurred by the Company on your behalf.

Benefits: You will be entitled to the benefits that the Company makes available to employees in positions comparable to yours.


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        401(k): The Company has a salary savings plan which allows you to defer current compensation up to the limits provided under the 401k provision of the Internal Revenue Code. You are eligible to enroll in this plan on the first day of the calendar quarter following your date of hire. Your contributions to this plan are 100% vested.

        Stock: It will be recommended to the Board of Directors that you be granted an option for the purchase of 65,000 shares of Common Stock. This option will vest with respect to one-fourth (25%) of the shares after one year, with the balance vesting in equal monthly increments over the succeeding three years.

        Medical and Dental Benefits: The Company provides a comprehensive Medical and Dental plan. Portable pays the entire contribution for the employee. There may be a small contribution for dependents. These insurance benefits begin on your date of hire.

        Life Insurance: The Company provides group life insurance in the amount of $10,000 and accidental death insurance in the amount of $10,000 additional. Portable pays the entire premium.

        Long Term Disability Insurance: The Company provides a long-term disability salary continuance plan which pays 66 2/3% of your covered monthly earnings up to a maximum of $7000/month until age 65 for disabled employees. Portable pays the entire premium.

        Vacation: You will receive 10 business days (two weeks) of vacation, which begins to accrue on your date of hire.

The Company asks that you complete the enclosed "Employee Confidential Information and Inventions Agreements" prior to commencing employment. In part, the Agreement requests that a departing employee refrain from using or disclosing the Company's Confidential Information (as defined in the Agreement) in any manner which might be detrimental to or conflict with the business interests of Portable or its employees. This agreement does not prevent a former employee from using his or her general knowledge and experience, no matter when or how gained, in any new field or position.

This letter and the "Employee Confidential Information and Inventions Agreements" contain the entire agreement with respect to our employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the compensation and benefits paid to you and its other employees.
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Under Washington State law, employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right.

It is anticipated that your start date will be on or before January 20, 1996. Should you have any questions with regard to any of the items indicated above, please feel free to call me. The acceptance of this offer may be made by signing the enclosed copy and returning it to this office by the close of business at 5:00 p.m. on December 13, 1996.

You will need to provide employment eligibility verification within three days of your start date. This is required by the Immigration and Naturalization Service law passed in 1986. Please bring identification with you on your first day so that we may complete the I-9 form during orientation.

We hope that you and Portable will find mutual satisfaction with your employment. All of us at Portable are very excited about your joining our team and look forward to a beneficial and fruitful relationship.


Very Truly Yours,

/s/ NEENA KENNEDY
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Neena Kennedy
Human Resources Manager



ACCEPTED BY


/s/ FRED INGHAM                   12/10/96
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Fred Ingham                         Date


Start date:   1/20/96
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